PATRICIA C. DELANEY
100 Motor Parkway, Suite 160
Hauppauge, New York 11788
Email – pcdlaw1218@hotmail.com

Patricia C. Delaney Anne M. Specht	Telephone (631) 863-0877 Facsimile (631) 863-0879

November 7, 2007

Smithtown Bancorp, Inc.
100 Motor Parkway, Suite 160
Hauppauge, New York 11788

Re: Smithtown Bancorp, Inc. 2007 Stock Compensation Plan

Ladies and Gentleman:

As General Counsel to Smithtown Bancorp Inc. (the “Company”), I have participated in the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, in connection with the issuance of up to 874,163 shares of the Common Stock, no par value (the “Shares”), to be issued by the Company pursuant to the exercise of awards under the Smithtown Bancorp, Inc. Stock Compensation Plan (the “Plan”).

In connection with this opinion, I have examined the Company’s Certificate of Incorporation and amendments filed thereto, the Company’s Bylaws and the amendments thereto, the Registration Statement, the Plan, and such other documents as I have deemed necessary or appropriate to form the opinion expressed below. I have assumed the genuineness and authority of all documents submitted to me as originals, the conformity to originals of all documents submitted to me as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, I am of opinion that the Shares, when issued in accordance with the provisions of the Plan and the awards granted pursuant thereto, will be duly authorized, validly issued, fully paid and non-assessable.

No opinion is expressed concerning any law of any jurisdiction other than the federal laws of the United States and the laws of the State of New York.

I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Patricia C. Delaney

Patricia C. Delaney